Exhibit 10.2

NATIONAL RESEARCH CORPORATION

INCENTIVE STOCK AWARD NOTICE, BONUS, AND SEVERANCE AGREEMENT

GRANTEE:	[Name] (“you” or “Executive”)
TYPE AND AMOUNT OF AWARD:	[Number] Shares of Common Stock of National Research Corporation (the “Shares”)
DATE OF GRANT:	[Date] (the “Grant Date”)

1.

Grant of Award. This Incentive Stock Award Notice, Bonus, and Severance Agreement (this “Agreement”) is made in connection with your employment as [Title] and serves to notify you that National Research Corporation, a Delaware corporation (the “Company”), hereby grants to you the Shares and will pay you the bonus described below on the terms and conditions set forth in this Agreement. You should review the terms of this Agreement carefully.

2.	Immediate Vesting; Bonus.

(a)          Immediate Vesting. The Shares will vest in full on the Grant Date.

(b)         Bonus. Not later than the second payroll date after the Grant Date, you will receive a cash bonus equal to [amount], less all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling relating to the receipt and vesting of the Award and receipt of the bonus by you.

3.	Restrictions on Transfers.

(a)         You agree that, so long as you are employed by the Company and until the expiration of the periods set forth in Section 4(c), you will not transfer, sell, assign, pledge, encumber, hypothecate, or otherwise dispose of (collectively, “Transfer”) any of the Shares held by you pursuant to this Agreement, except as follows:

(i)         a Transfer made to the Company pursuant to Section 4(c) of this Agreement;

(ii)         a Transfer to a Permitted Transferee, provided that such Transfer shall be subject to this Agreement and the transferee shall agree in writing satisfactory to the Company to be bound by the transfer restriction and repurchase option provisions of this Agreement with respect to the Shares as if the transferee were the Executive for purposes of this Agreement, and you will guaranty the obligations of the transferee and remain subject to the provisions of this Agreement notwithstanding any such Transfer;

(iii)         with the prior written consent of the Company; or

(iv)         at any time after the third anniversary of the Grant Date, aggregate Transfers of up to fifty percent (50%) of the initial number of Shares (adjusted ratably for any stock split, reverse stock split, and similar transactions). For clarity, it is the intention of the Award that you retain all the initial Shares until at least the third anniversary of the Grant Date and at least one-half of the initial Shares (adjusted ratably for any stock split, reverse stock split, and similar transactions) while your employment by the Company continues.

(v)          any additional shares granted to the Executive and the terms of any such grant will be set forth in a separate award agreement.

(b)         The Company is authorized to place a restrictive legend on the Shares, issue stop-transfer instructions to the transfer agent, or take such other actions as may be advisable, in the Company’s sole discretion, to enforce the transfer restrictions contained herein.

4.	Effect of Termination without Cause or Resignation with Good Reason.

(a)         Severance. Subject to the terms and conditions set forth in this Agreement, in the event of your termination without Cause or resignation with Good Reason, in each case solely after the third anniversary of the Grant Date, you will be entitled to receive continued payment in accordance with the Company’s normal payroll procedures, practices, and policies of your then-current annual base salary for a one (1) year period following the Termination Date (collectively, the “Severance Payments”). Before the third anniversary of the Grant Date, you will not be entitled to any Severance Payments. In the event of termination of your employment for any reason (other than termination without Cause or resignation with Good Reason, in each case after the third anniversary of the Grant Date), you will not be entitled to severance payments of any kind.

(b)         Release. As a condition to the receipt of any and all of the Severance Payments, you shall execute and comply with the terms of a general release of all claims against the Company, its subsidiaries, and their respective directors, officers, employees, contractors, agents, shareholders, and representatives (collectively, “Affiliates”), in form satisfactory to the Company (the “General Release”). The General Release must be signed, and the period provided therein for revocation must have expired, not later than sixty days from the Termination Date. Notwithstanding anything to the contrary contained herein, no Severance Payments shall be paid until the General Release is signed and the revocation period has expired, and any amounts that would otherwise have been paid prior to such date shall be paid within a reasonable time after such date, without interest.

(c)         Repurchase Option.

(i)         If your employment is terminated by the Company for Cause on or before the third anniversary of the Grant Date, or if you resign your employment with the Company without Good Reason on or before the third anniversary of the Grant Date, the Company shall have the option and right to repurchase all of the Shares then held by you and your Permitted Transferees for One Dollar ($1.00).

(ii)         The Company shall have ninety (90) days from the date of termination of your employment with the Company in which to give notice in writing of the exercise of its election to repurchase the Shares then held by you (the “Call Notice”). The completion of the repurchases pursuant to this Section 4 shall take place at the principal office of the Company on the tenth business day after the giving of the Call Notice.

(iii)         The applicable repurchase price shall be paid by delivery of a wire transfer of immediately available funds or a certified bank check or checks in the full amount of the applicable repurchase price, payable to your order. Upon delivery of such funds, you shall deliver to the Company certificates representing the Shares, appropriately endorsed or executed for transfer, and free and clear of all liens and encumbrances.

5.	Definitions. For purposes of this Agreement, the terms below shall have the ascribed meanings.

(a)         “Cause” Defined. “Cause” for termination by the Company or any Affiliate of your employment or service shall mean: (i) refusal or negligent or intentional failure by you to perform the essential functions of your position with the Company or any Affiliate after written warning and reasonable opportunity to cure, other than any failure resulting from your incapacity due to physical or mental disability, it being understood that a reasonable, good faith attempt to perform but failure to do so will not be deemed a failure to perform essential functions for purposes of this definition of Cause; (ii) failure to comply with any lawful directive by the Board of Directors of the Company (the “Board”) after written warning and reasonable opportunity to cure, it being understood that a reasonable, good faith attempt to comply with such directive but failure to do so will not be deemed a failure to comply for purposes of this definition of “Cause”; (iii) a material violation by you of the corporate governance guidelines, code of ethics, insider trading policy, governance policy, or other policy of the Company or any Affiliate; (iv) a breach of any fiduciary duty to the Company or any Affiliate; (v) misconduct in the course and scope of employment by you that is materially injurious to the Company or any Affiliate from a monetary or reputational standpoint; (vi) any attempt to willfully obtain any personal profit from any transaction which is adverse to the interests of the Company or any Affiliate or in which the Company or any Affiliate has an interest (unless your interest in the transaction has been disclosed to, and the transaction has been approved by, the Company’s board of directors or any committee thereof) or any act of fraud or embezzlement against the Company or any Affiliate or any of their respective customers or suppliers; (vii) a material breach by you of any of the covenants contained in any employment, severance or other agreement applicable to you; (viii) the repeated use of alcohol, abuse of prescription drugs, or use of illegal drugs by you that interferes with your duties, or a material violation by you of the drug and/or alcohol policies of the Company or any Affiliate; (ix) violation of any applicable law, rule or regulation, including without limitation the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule, or regulation, in each case, that is materially injurious to the Company or any Affiliate from a monetary or reputational standpoint; or (x) the conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude.

(b)         “Good Reason” Defined. “Good Reason” means the occurrence of any of the following, without your written consent, resulting in the termination of your employment or service with the Company or any Affiliate:

(i)         material diminution in the overall scope of your duties, authorities and/or responsibilities, it being understood that (A) the fact that the Company may be a subsidiary of a different public company or becomes a private company, and any diminution of duties in respect of no longer having public company related duties, and (B) a change in reporting responsibilities to the extent the Company becomes part of a larger corporate group, will not be considered a diminution;

(ii)         requirement to spend more than 5 days per month at the Company’s headquarters; or

(iii)         diminution by ten percent (10%) or more of your annual base salary in effect, except a decrease in connection with the same percentage decrease applied to all members of the senior leadership team in response to a Company or other event or circumstance that, in the good faith determination of the Board, requires such cost-saving measures.

(c)       “Permitted Transferee” Defined. A Permitted Transferee means a recipient of a Transfer who agrees in writing to be bound by the terms of this Agreement in accordance with Section 3(a)(2) hereof and who is:

(i)          your spouse, lineal descendant, father, mother, brother, or sister (natural or adopted) or a trust for the benefit of such persons established for estate planning purposes; or

(ii)         your heirs, executor, administrator, or personal representative upon your death, or upon your incompetency or disability for purposes of the protection and management of your assets.

(d)          “Termination Date” Defined. “Termination Date” means the date your employment with or service to the Company or any Affiliate terminates.

6.         Nonassignability. Your rights under this Agreement may not be alienated, transferred, assigned, or pledged (except by will or the laws of descent and distribution). However, the Shares may be Transferred to a Permitted Transferee in accordance with the terms of this Agreement.

[7)         Waiver of Prior Awards. You hereby consent to the termination and forfeiture of the Company stock options granted to you on January 19, 2024, agree to terminate your participation in the long-term incentive plan for 2024 (including, without limitation, any benefits (such as severance benefits) provided by the Long-Term Incentive Award Notice and Severance Agreement associated with such plan), any short-term incentive plan or annual bonus plan for 2024, and any contemplated short term awards for 2025 and 2026, and waive any claims you may have with respect to such terminations and forfeitures in exchange for the consideration provided in this Agreement.]

8)         Rights of the Company and Affiliates. This Agreement does not affect the right of the Company or an Affiliate to take any corporate action whatsoever, including, without limitation, its right to recapitalize, reorganize, or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Company stock, or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business. Nothing in this Agreement shall create any rights to employment by the Company or any Affiliate or alter the at-will nature of your employment.

9)          Amendment. Except as otherwise provided herein, the Company may only alter, amend, or terminate this Agreement with your consent.

10)         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

11)         Notices. All notices and other communications to the Company required or permitted under this Agreement shall be written and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt requested, addressed to the Company’s office at 1245 Q Street, Lincoln, Nebraska 68508, Attention: Chairman. Each such notice and other communication delivered personally shall be deemed to have been given when delivered. Each such notice and other communication delivered by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein.

12)         Restrictive Covenants. You acknowledge and agree that during the course of your employment with or service to the Company or any Affiliate (collectively, the “Company Group”), you will have access to confidential information which, if disclosed, would assist in competition against the Company Group, and that the Company Group will be entrusting you, in your unique and special capacity, with developing the goodwill of the Company Group during the course of your employment or service. Therefore, you hereby acknowledge and agree that the following restrictive covenants (i) are necessary to protect the goodwill, confidential information, and other legitimate interests of the Company Group, (ii) are reasonable and necessary to induce the Company to enter into this Agreement, and (iii) are of a scope (including, without limitation, the Restricted Period) that is reasonably tailored, and not broader than necessary, to protect the legitimate business interests of the Company Group, and do not prevent or preclude you from earning a suitable livelihood. You hereby agree to abide by the following restrictive covenants:

(a)          Non-Competition. From the Grant Date until the first anniversary of the Termination Date (collectively, the “Restricted Period”), you will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend your name or any similar name to, lend your credit or render services or advice to, any Competitive Business, provided, however, that nothing herein will be deemed to prevent you from acquiring through market purchases and owning, solely as an investment, less than one percent (1%) in the aggregate of the equity securities of any Competitive Business, whose shares are registered under Section 12(b) or Section 12(g) of the Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as you are not directly or indirectly a member of any “control group” (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer; and provided further, however, that nothing herein will be deemed to prevent you from acquiring through market purchases and owning, solely as an investment, any shares, units or other interest in a mutual fund, exchange-traded fund, unit investment trust, or similar investment vehicle whose holdings include investments in any Competitive Business. For purposes of this Award Notice, the term “Competitive Business” means any business enterprise that, directly or indirectly, offers products or services that compete with or are intended to compete with any product or service offered, sold, or otherwise supported or provided by the Company or any of its Affiliates (or that you are aware is intended to be offered, sold, or otherwise supported or provided by the Company or any of its Affiliates within the Restricted Period).

(b)         Non-Solicitation and Non-Interference. During the Restricted Period, you will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion, whether on your own behalf or on behalf of or in conjunction with any other person or entity of any nature:

(i)         solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(ii)         solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group; provided, however, that this prohibition shall not apply to general solicitations, in any medium, not specifically targeted at the employees or contractors of any member of the Company Group (however, you shall not (and shall cause any person or entity with which you are affiliated not to) hire any employee or contractor of any member of the Company Group who responds to such a general solicitation).

(c)         Non-Disclosure. During the Restricted Period (and in the case of trade secrets, through the end of the applicable statute of limitations), you will not, directly or indirectly, without the prior written consent of the Company, which may be withheld in the Company’s sole and absolute discretion:

(i)          divulge, communicate, use to the detriment of any member of the Company Group, or for the benefit of any other person(s), or misuse in any way, any confidential information, documents, materials or trade secrets pertaining to any member of the Company Group, except as required or compelled by law; or

(ii)          divulge, communicate, use to the detriment of any member of the Company Group, or for the benefit of any other person(s), or misuse in any way, any information, documentation, files, or other materials (written or verbal) arising out of or related to any Company Group employee, contractor, customer, shipper, vendor or supplier, except as required or compelled by law, regardless of whether such information, documents or materials are treated as confidential by any member of the Company Group.

(d)         Forfeiture. If you breach any of the restrictive covenants set forth in this Section 12, any Severance Payments remaining unpaid will be immediately forfeited.

(e)         Enforcement. Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 12, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity. The covenants in this Section 12, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Award Notice shall thereby be reformed.

13)          Ownership of Intellectual Property. You agree that the Company shall own, and you hereby assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by you during the period in which you are or have been employed by or in service to the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and you shall promptly disclose all Company Intellectual Property to the Company. All of your works of authorship and associated copyrights created during the period in which you are employed by or in service to the Company or any other member of the Company Group and in the scope of your employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act, as amended. You shall perform, during and after the period in which you are or have been employed by or in service to the Company or any other member of the Company Group, all acts deemed necessary by the Company to assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

* * * * * * * * * *

ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Agreement. The undersigned further acknowledges that this Agreement set forth the entire understanding between him or her and the Company regarding the subject matter of this Agreement and that this Agreement supersede all prior oral and written agreements on that subject.

Dated: [Date]

Grantee:

[Name]
[Title]

National Research Corporation

By:
[Name]
[Title]

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